Exhibit 10.3

CONFIDENTIAL SEVERANCE AGREEMENT
AND RELEASE OF CLAIMS

Compass Minerals International, Inc. (“Company”) and Diana Toman “(Employee”), her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Confidential Severance Agreement and General Release of Claims as “Employee”), agree as follows:

1.
Consideration. Pursuant to the guidelines set forth in the Compass Minerals International, Inc. Executive Severance Plan section 8 a) - 8 b), in consideration of Employee’s agreement to this Confidential Severance Agreement and General Release of Claims (hereinafter “Agreement”), Company agrees to:

a.	Pay Employee a total sum of $998,431.77 pursuant to the guidelines set forth in the Compass Minerals International, Inc. Executive Severance Plan Company section 4, representing

i.
$701,250 in cash compensation (equal to one-time annual salary of $405,000.00, plus one times annual cash bonus at target (65%) equal to $263,250.00, plus an amount equal to 18 months of health and welfare benefits at $33,000.00) less applicable withholdings and deductions to be paid in a lump sum payment minus applicable withholding taxes no later than September 15, 2019 and

ii.
$297,181.77 cash payment equal to the value of shares of the Company’s stock underlying the RSUs which would have vested pursuant to Section 4(c )(i)(A), calculated based on the closing market price on July 17, 2019, granted in exchange for cancelling all Equity Awards that are RSUs, less applicable withholdings and deductions to be paid in a lump sum payment minus applicable withholding taxes no later than September 15, 2019.

b.	Provide Employee with outplacement assistance through Lee Hecht Harrison at the executive level; provided activation occurs by September 1, 2019.

Employee acknowledges and agrees that Employee is not owed or entitled to any compensation, benefits, or consideration of any kind or nature whatsoever from the Company or any of the other Releasees, as defined below, except as expressly provided in this Agreement.

2.    General Release of All Claims. Employee hereby irrevocably and unconditionally releases, forever discharges, and covenants not to sue the Company, its affiliated corporations and entities, or their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, plans, benefits administrators, investors, funds, and affiliates (collectively, with Company, the “Releasees”), for and from any and all federal, state, or local laws, regulations, ordinances, claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, including, but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of Company (whether oral or written), and/or claims arising under:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	The Kansas Equal Pay Act; Kan. Stat. Ann. §44-1205;

▪	The Kansas Act Against Discrimination; Kan. Stat. Ann. §44-1001, et seq.;

▪	The Kansas Age Discrimination in Employment Act; Kan. Stat. Ann. §44-1111, et seq.;

▪	The Kansas Infectious Disease Act (AIDS Law); Kan. Stat. Ann. §65-6001, et seq.;

▪	The Kansas Wage Payment Act; Kan. Stat. Ann. §44-313, et seq.;

▪	Kansas Minimum Wage and Overtime Law; Kan. Stat. Ann. §44-1201, et seq.;

▪	The Kansas Workers’ Compensation Law; Kan. Stat. Ann. §44-501, et seq.;

▪	The Kansas Service Letter Law; Kan. Stat. Ann. §44-808(3);

▪	The Kansas Right-to-Work Amendment; Kan. Const. Art. 15 § 12; or

▪	Any other federal, state, municipal, local law, rule, regulation, or ordinance;

▪	Any public policy, contract, tort, or common law; or

▪	Any other basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

3.    Claims Not Released. Employee is not waiving any rights she may have to: (a) her own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; and/or (d) enforce this Agreement.
4.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, she shall not be entitled to recover any individual monetary relief or other individual remedies.
5.     Acknowledgments and Affirmations.

(a)
Employee represents and warrants that Employee has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Releasees and has no knowledge that any such legal action or administrative proceeding (i) has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity on Employee’s behalf. Employee also hereby irrevocably and unconditionally waives and relinquishes any right to seek or recover any monetary relief or other individual remedies for or on account of any of the Released Claims whether for Employee or as a representative or on behalf of others.

(b)
Employee represents and warrants that Employee has not assigned, transferred or sold any of the Released Claims. Employee shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including attorneys’ fees), judgment, or settlement, based on or arising out of any breach of this Agreement by Employee, to the extent permitted by law.

(c)
Employee represents and warrants that Employee has been paid and/or has received all compensation, wages, including overtime, bonuses, commissions, vacation time, and other benefits to which Employee may be entitled from any of the Releasees except as provided in this Agreement.

(d)
Employee represents and warrants that Employee has been granted all leave (paid or unpaid) to which Employee was entitled under the state and/or federal FMLA and that Employee has not been discriminated or retaliated against due to Employee’s exercise of rights, if any, under the state and/or federal FMLA. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

(e)
Employee represents and warrants that Employee has not divulged any proprietary or confidential information of the Company or any of the other Releasees. Employee represents she has returned all Company property in Employee’s possession, custody, or control whether in electronic or physical form.

(f)
Employee represents and warrants that Employee is not aware of any act, failure to act, practice, policy, or activity of the Company or any of the other Releasees that Employee considers to be or to have been unlawful or potentially unlawful.

(g)	Employee understands that no rights or claims are released or waived that might arise after Employee signs this Agreement.

(h)
Employee will not disparage in any way, or make negative comments of any sort, about the Company or its Affiliates, their employees, customers, or vendors, whether orally or in writing, and whether to a third party or to an employee of the Company or its Affiliates. The Company and its subsidiaries will not disparage you in any way, or make negative comments of any sort, about you. This prohibition does not limit Employee’s right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require Employee to provide anything other than truthful information in good faith to the best of her ability.

6.     Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Confidential Severance Agreement and General Release of Claims, except to her spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding her consideration of this Agreement, provided that any such person also shall first agree to keep the existence and substance of this Agreement confidential.

7.    Governing Law and Interpretation. This Severance Agreement and General Release shall be governed and conformed in accordance with the laws of the state of Kansas without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of the Agreement and/or to seek any damages for breach. Should any provision of this Severance Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.    Severability. In the event that any provision of this Agreement is held to be unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect.

9.    Attorney Consultation. Employee acknowledges that she has been informed by representatives of Company that Employee may wish to consult with an attorney before signing this Agreement and have an attorney review this Agreement.

10.    Amendment. This Agreement may not be modified except in writing and signed by both parties.

11.    Entire Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between these parties pertaining to this subject matter, except for any Non-Disclosure and Non-Solicitation Agreement executed by Employee, which is incorporated into this Agreement by reference.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS IT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED OR MAILED TO ANGELA JONES, 9900 W. 109TH STREET, SUITE 100, OVERLAND PARK, KS 66210 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES. THIS AGREEMENT SHALL BECOME EFFECTIVE FOLLOWING THE REVOCATION PERIOD SET FORTH IN THIS PARAGRAPH.

The parties knowingly and voluntarily signed this Confidential Severance Agreement and Release of Claims as of the date(s) set forth below:

DIANA TOMAN:	COMPASS MINERALS INTERNATIONAL, INC.:

By:	By:

Its:

Date:	Date: